EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
TIMCO Aviation Services, Inc. and subsidiaries:

We consent to the incorporation by reference in the registration statement numbers 333-07021 on Form S-8 and 333-51479-01 on Post-Effective Amendment No. 1 on Form S-8 to Form S-4 of TIMCO Aviation Services, Inc. and subsidiaries of our report dated March 14, 2005, with respect to the consolidated balance sheets of TIMCO Aviation Services, Inc. and subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of operations, stockholders’ deficit and comprehensive income (loss) and cash flows for each of the years in the three-year period ended December 31, 2004, and the financial statement schedule of valuation and qualifying accounts for each of the years in the three-year period ended December 31, 2004, which report appears in the December 31, 2004, annual report on Form 10-K of TIMCO Aviation Services, Inc. and subsidiaries.

/s/ KPMG LLP

Greensboro, North Carolina
March 28, 2005